Exhibit 99.1

News Release
WINNEBAGO INDUSTRIES REPORTS FIRST QUARTER FISCAL 2025 RESULTS
-- Overall Performance Reflects Challenging Outdoor Recreation Market Environment --
-- Barletta Continues to Expand U.S. Aluminum Pontoon Market Share, Driving Growth of Marine Segment --
-- Company Repurchases $30 Million of Shares During First Quarter --
-- Fiscal Year 2025 EPS Guidance Range Narrowed; Midpoint Maintained --
EDEN PRAIRIE, MINNESOTA, December 20, 2024 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's first quarter fiscal 2025.

First Quarter Fiscal 2025 Financial Summary
•Revenues of $625.6 million
•Gross profit of $76.8 million, representing 12.3% gross margin
•Net loss per diluted share of $0.18
•Adjusted net loss per diluted share of $0.03(1)

CEO Commentary
“As expected, the RV and marine operating environment remained challenging in the first quarter, marked by subdued consumer demand and a cautious dealer network reluctant to make significant commitments on new orders ahead of the historically slow winter season,” said Michael Happe, President and Chief Executive Officer of Winnebago Industries. “These industry challenges highlight the critical importance of our strategic focus on disciplined production, effective cost management and targeted investments in new products and technologies. These strategies, complemented by our healthy balance sheet, prudent capital spending and robust liquidity, enhance our competitive position for an anticipated market recovery in the second half of fiscal 2025."
“Our first-quarter results reflected lower unit volumes in our RV segments, start-up costs associated with the Grand Design motorized RV rollout and ongoing product development, and a shift in product mix as we continue to introduce new products that meet the growing consumer preference for lower price-point models,” Happe said. “We continue to transform our product portfolio across brands and segments, refining product content and features to focus on delivering what consumers truly value, without compromising quality or functionality. While revenue and margins in our RV segments were down year over year, we were pleased with the performance of our Marine segment, which delivered top-line and margin growth sequentially and year-over-year. Our Barletta and Chris-Craft brands each generated retail market share growth through October, outperforming the industry in their respective categories."
“From an industry perspective, encouraging retail trends in October and increasing consumer confidence, combined with ongoing inventory management efforts at the dealer level, are positive indicators of strengthening demand and a more balanced market environment,” Happe said. “While the second quarter of fiscal 2025 is likely to remain challenged, we remain confident in our strong positioning and long-term growth potential. That confidence is reflected in our balanced capital allocation strategy, highlighted by the $30 million in share repurchases executed in the first quarter as part of our ongoing commitment to delivering value to our shareholders.”

First Quarter Fiscal 2025 Results
Revenues were $625.6 million, a decrease of 18.0% compared to $763.0 million in the first quarter of last year, driven primarily by lower unit volume and a reduction in average selling price per unit related to product mix.
Gross profit was $76.8 million, a decrease of 33.7% compared to $115.8 million in the first quarter of last year. Gross profit margin decreased 290 basis points in the quarter to 12.3%, reflecting deleverage, higher warranty experience compared to the prior year and product mix, partially offset by operational efficiencies.
Operating expenses were $77.7 million, an increase of 1.3% compared to $76.7 million in the first quarter of last year. This increase was primarily driven by strategic investments, partially offset by cost containment efforts.
Operating loss was $0.9 million, compared to operating income of $39.1 million in the first quarter of last year.
Net loss was $5.2 million, compared to net income of $25.8 million in the first quarter of last year. Reported net loss per diluted share was $0.18, compared to reported net earnings per diluted share of $0.78 in the first quarter of last year. Adjusted loss per diluted share was $0.03(1), compared to adjusted earnings per diluted share of $0.95(1) in the first quarter of last year.
Consolidated Adjusted EBITDA was $14.4 million, a decrease of 73.4%, compared to $54.1 million in the first quarter of last year.

First Quarter Fiscal 2025 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	November 30, 2024	November 25, 2023	Change(1)
Net revenues	$254.0	$330.8	(23.2)%
Adjusted EBITDA	$13.6	$33.1	(59.0)%
Adjusted EBITDA Margin	5.3%	10.0%	(470)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Towable RV segment were down compared to the prior year, primarily driven by lower unit volume and a shift in product mix toward lower price-point models.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily driven by volume deleverage and product mix, partially offset by cost containment efforts.

Motorhome RV

	Three Months Ended
($, in millions)	November 30, 2024	November 25, 2023	Change(1)
Net revenues	$271.7	$334.4	(18.7)%
Adjusted EBITDA	$2.7	$21.3	(87.5)%
Adjusted EBITDA Margin	1.0%	6.4%	(540)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Motorhome RV segment were down from the prior year, primarily due to lower unit volume related to market conditions.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily driven by volume deleverage, higher discounts and allowances, and higher warranty experience compared to the prior year, partially offset by operational efficiencies.

Marine

	Three Months Ended
($, in millions)	November 30, 2024	November 25, 2023	Change(1)
Net revenues	$90.5	$87.3	3.6%
Adjusted EBITDA	$8.4	$7.2	16.7%
Adjusted EBITDA Margin	9.3%	8.2%	110	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Marine segment were up from the prior year, primarily due to targeted price increases and higher unit volume, partially offset by a reduction in average selling price per unit related to product mix.
•Segment Adjusted EBITDA margin increased compared to the prior year, primarily driven by targeted price increases, partially offset by product mix and higher warranty expense.

Balance Sheet and Cash Flow
As of November 30, 2024, the Company had total outstanding debt of $696.9 million ($709.3 million of debt, net of debt issuance costs of $12.4 million) and working capital of $556.1 million. Cash flow used in operations was $16.7 million in the Fiscal 2025 first quarter.

Quarterly Cash Dividend and Share Repurchases
On December 18, 2024, the Company’s Board of Directors approved a quarterly cash dividend of $0.34 per share payable on January 29, 2025, to common stockholders of record at the close of business on January 15, 2025. Winnebago Industries executed share repurchases of $30.0 million during the first quarter.

Outlook
For fiscal 2025, Winnebago Industries is reaffirming its expectation for consolidated revenues in the range of $2.9 billion to $3.2 billion. Based on its first-quarter 2025 results, and its outlook for the balance of the year, the Company is narrowing its fiscal 2025 reported EPS and adjusted EPS outlook while leaving the midpoints unchanged. The Company now expects reported earnings per diluted share of $2.50 to $3.80, compared with the prior range of $2.40 to $3.90 per diluted share, and adjusted earnings per share of $3.10 to $4.40(2), compared with a prior range of $3.00 to $4.50 per diluted share. The Company’s outlook takes into account prevailing trends in the RV sector, including competitive dynamics, shifts in consumer preferences, and key macroeconomic factors that may influence overall demand.
“We remain confident in our fiscal 2025 guidance,” said Happe. “Although the first half of the fiscal year comes with its typical seasonality and challenging market conditions, we are prepared to capitalize on the anticipated rise in demand as the RV and marine markets enter the spring selling season. This confidence comes from our robust lineup of new products, healthy channel relationships and strong financial foundation, all of which equip us to effectively serve our customers and navigate the current market landscape.”

Q1 FY 2025 Conference Call
Winnebago Industries, Inc. will discuss first quarter fiscal 2025 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2025. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance ("ESG") matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2025 Convertible Notes, 2030 Convertible Notes, and Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party security analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(2)    Fiscal 2025 adjusted EPS guidance excludes the pretax impact of intangible amortization of approximately $22 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	November 30, 2024		November 25, 2023
Net revenues	$625.6	100.0%	$763.0	100.0%
Cost of goods sold	548.8	87.7%	647.2	84.8%
Gross profit	76.8	12.3%	115.8	15.2%
Selling, general, and administrative expenses	72.1	11.5%	71.1	9.3%
Amortization	5.6	0.9%	5.6	0.7%
Total operating expenses	77.7	12.4%	76.7	10.1%
Operating (loss) income	(0.9)	(0.1)%	39.1	5.1%
Interest expense, net	5.8	0.9%	4.1	0.5%
Non-operating loss	—	—%	0.6	0.1%
(Loss) income before income taxes	(6.7)	(1.1)%	34.4	4.5%
Income tax (benefit) provision	(1.5)	(0.2)%	8.6	1.1%
Net (loss) income	$(5.2)	(0.8)%	$25.8	3.4%

(Loss) earnings per common share:
Basic	$(0.18)		$0.87
Diluted	$(0.18)		$0.78
Weighted average common shares outstanding:
Basic	28.6		29.6
Diluted	28.6		34.7
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	November 30, 2024	August 31, 2024
Assets
Current assets
Cash and cash equivalents	$262.5	$330.9
Receivables, net	171.4	183.5
Inventories, net	435.5	438.7
Prepaid expenses and other current assets	38.9	35.6
Total current assets	908.3	988.7
Property, plant, and equipment, net	338.1	338.9
Goodwill	484.2	484.2
Other intangible assets, net	473.4	479.0
Investment in life insurance	29.7	29.6
Operating lease assets	46.4	46.6
Other long-term assets	17.9	17.2
Total assets	$2,298.0	$2,384.2

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$113.6	$144.7
Current maturities of long-term debt, net	59.2	59.1
Accrued expenses	179.4	200.9
Total current liabilities	352.2	404.7
Long-term debt, net	637.7	637.1
Deferred income tax liabilities, net	3.8	3.0
Unrecognized tax benefits	5.5	5.4
Long-term operating lease liabilities	44.7	45.6
Other long-term liabilities	13.9	15.1
Total liabilities	1,057.8	1,110.9
Shareholders' equity	1,240.2	1,273.3
Total liabilities and shareholders' equity	$2,298.0	$2,384.2

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions)	November 30, 2024	November 25, 2023
Operating activities
Net (loss) income	$(5.2)	$25.8
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation	9.7	8.1
Amortization	5.6	5.6
Amortization of debt issuance costs	0.8	0.8
Last in, first-out expense	(0.2)	0.1
Stock-based compensation	5.5	4.6
Deferred income taxes	0.8	1.0
Contingent consideration fair value adjustment	—	0.8
Other, net	(1.2)	0.4
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	12.0	(9.1)
Inventories, net	3.4	(24.0)
Prepaid expenses and other assets	0.1	(1.7)
Accounts payable	(31.6)	(23.4)
Income taxes and unrecognized tax benefits	(1.5)	8.7
Accrued expenses and other liabilities	(14.9)	(19.1)
Net cash used in operating activities	(16.7)	(21.4)

Investing activities
Purchases of property, plant, and equipment	(10.0)	(11.8)
Other, net	2.0	(2.9)
Net cash used in investing activities	(8.0)	(14.7)

Financing activities
Borrowings on long-term debt	—	780.6
Repayments on long-term debt	—	(780.6)
Payments of cash dividends	(10.2)	(9.6)
Payments for repurchases of common stock	(33.6)	(44.2)
Other, net	0.1	(0.4)
Net cash used in financing activities	(43.7)	(54.2)

Net decrease in cash and cash equivalents	(68.4)	(90.3)
Cash and cash equivalents at beginning of period	330.9	309.9
Cash and cash equivalents at end of period	$262.5	$219.6

Supplemental Disclosures
Income taxes (received) paid, net	$(0.1)	$—
Interest paid	0.7	2.5

Non-cash investing and financing activities
Capital expenditures in accounts payable	$5.0	$2.9

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 30, 2024	% of Revenues(1)	November 25, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$254.0		$330.8		$(76.8)	(23.2)%
Adjusted EBITDA	13.6	5.3%	33.1	10.0%	(19.5)	(59.0)%

	Three Months Ended
Unit deliveries	November 30, 2024	Product Mix(2)	November 25, 2023	Product Mix(2)	Unit Change	% Change
Travel trailer	4,637	70.1%	5,381	68.6%	(744)	(13.8)%
Fifth wheel	1,979	29.9%	2,465	31.4%	(486)	(19.7)%
Total Towable RV	6,616	100.0%	7,846	100.0%	(1,230)	(15.7)%

Dealer Inventory	November 30, 2024		November 25, 2023		Unit Change	% Change
Units	15,211		16,667		(1,456)	(8.7)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 30, 2024	% of Revenues(1)	November 25, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$271.7		$334.4		$(62.7)	(18.7)%
Adjusted EBITDA	2.7	1.0%	21.3	6.4%	(18.7)	(87.5)%

	Three Months Ended
Unit deliveries	November 30, 2024	Product Mix(2)	November 25, 2023	Product Mix(2)	Unit Change	% Change
Class A	242	17.0%	481	27.9%	(239)	(49.7)%
Class B	469	33.0%	691	40.2%	(222)	(32.1)%
Class C	711	50.0%	549	31.9%	162	29.5%
Total Motorhome RV	1,422	100.0%	1,721	100.0%	(299)	(17.4)%

Dealer Inventory	November 30, 2024		November 25, 2023		Unit Change	% Change
Units	3,994		4,224		(230)	(5.4)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 30, 2024	% of Revenues(1)	November 25, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$90.5		$87.3		$3.2	3.6%
Adjusted EBITDA	8.4	9.3%	7.2	8.2%	1.2	16.7%

	Three Months Ended
Unit deliveries	November 30, 2024		November 25, 2023		Unit Change	% Change
Boats	1,171		1,118		53	4.7%

Dealer Inventory(2)	November 30, 2024		November 25, 2023		Unit Change	% Change
Units	3,143		3,767		(624)	(16.6)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted (loss) earnings per share to Adjusted diluted (loss) earnings per share:

	Three Months Ended
	November 30, 2024	November 25, 2023
Diluted (loss) earnings per share	$(0.18)	$0.78
Acquisition-related costs(1)	—	0.04
Amortization(1)	0.20	0.16
Contingent consideration fair value adjustment(1)	—	0.02
Tax impact of adjustments(2)	(0.05)	(0.05)
Adjusted diluted (loss) earnings per share(3,4)	$(0.03)	$0.95
(1)    Represents a pre-tax adjustment.
(2)    Income tax impact calculated using the statutory tax rate for the U.S. of 23.0% for Fiscal 2025 and Fiscal 2024.
(3)    Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(4)    Per share numbers may not foot due to rounding.

The following table reconciles net (loss) income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	November 30, 2024	November 25, 2023
Net (loss) income	$(5.2)	$25.8
Interest expense, net	5.8	4.1
Income tax (benefit) provision	(1.5)	8.6
Depreciation	9.7	8.1
Amortization	5.6	5.6
EBITDA	14.4	52.2
Acquisition-related costs	—	1.3
Contingent consideration fair value adjustment	—	0.8
Non-operating income	—	(0.2)
Adjusted EBITDA	$14.4	$54.1

Non-GAAP performance measures of Adjusted diluted (loss) earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted (loss) earnings per share is defined as diluted (loss) earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net (loss) income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net (loss) income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted (loss) earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.